Exhibit 3(i)
Seal
Secretary of State
State of Nevada


                                CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that CINNABAR VENTURES, INC. did on May 24, 2006 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.



                             IN WITNESS WHEREOF, I have hereunto set my hand and
                               affixed the Great Seal of State, at my office, in
                                            Carson City, Nevada, on May 25, 2006


                                                                 /s/ Dean Heller

                                                                     DEAN HELLER
                                                              Secretary of State

                                                              By Diana A. Speltz
                                                             Certification Clerk

                            ARTICLES OF INCORPORATION
                                       OF
                             CINNABAR VENTURES INC.


FIRST:  The name of the corporation is Cinnabar Ventures Inc.

SECOND: The registered office of the corporation in the State of Nevada is located at 7251 West Lake Mead Blvd., Suite 300, Las Vegas, NV 89128. The corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said corporation. The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD: The objects for which this corporation is formed are to engage in any lawful activity.

FOURTH: The total number of common stock authorized that may be issued by the corporation is seventy five million (75,000,000) shares of stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. The corporation may from time to time issue said shares for such consideration as the Board of Directors may fix.

FIFTH: The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1). The first Board of Directors shall be three (3) in number and the name and post office address of these Directors are:

Name:    Linda Smith
Address: 97 Malispina Drive
         Gabriola Island, BC V0R 1X1

SIXTH: The capital stock of the corporation, after the amount of the subscription price or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH: The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:    Leah Finke
Address: 7251 West Lake Mead Blvd Suite 300
         Las Vegas, NV 89128

EIGHTH: The Resident Agent for this corporation shall be Leah Finke. The address of the Resident Agent and the registered or statutory address of this corporation in the State of Nevada shall be: 7251 West Lake Mead Blvd Suite 300, Las Vegas, NV 89128..

NINTH: The corporation is to have a perpetual existence.

TENTH: The Board of Directors shall adopt the initial By-Laws of the corporation. The Board of Directors shall also have the power to alter, amend or repeal the By-Laws, or to adopt new By-Laws, except as otherwise may be specifically provided in the By-Laws.

ELEVEN: No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

TWELVE: The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon the Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and accordingly have hereunto set my hand May 24, 2006.


/s/ Lean Finke
-------------------------------
Leah Finke, Incorporator